ROMA FINANCIAL DECLARES DIVIDEND

ROBBINSVILLE, NJ – December 10, 2008 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s eighth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about January 28, 2009 to stockholders of record on January 14, 2009.

President and CEO, Peter A. Inverso, commented, “The Board of Directors is pleased to be able to continue the current quarterly level of dividends despite the challenges, threats and uncertainties imposed by the severity of the economic downturn.

These times, more than ever before, underscore the extreme importance of diligent and judicious stewardship of capital. As it addresses this, the Company still continues to meet the credit needs of its communities through the lending activities of both Roma Bank and RomAsia Bank, while exercising appropriate caution to ensure profitability.

It remains the current intention of the Board to continue to pay a dividend quarterly. However, the payment and amount of future dividends will be predicated on the on the Board’s assessment of the financial condition, earnings and capital requirements of the Company.”

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 88 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.